Exhibit 99.1

Raines Recommends Nightfood Sleep-Friendly

Nighttime Snacking to Portfolio of Hotels

Tarrytown, NY, July 27, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, announced today that Raines is now recommending their portfolio of hotel properties offer Nightfood snacks in their hotel lobby marketplaces.

Powerfully grounded in a family culture, Raines boasts a portfolio of 21 managed hotels (with three more in development) and owns 80% of the portfolio. Brands include Marriott, Hilton, Hyatt, Choice, Best Western, and Wyndham.

“Raines is proud to be a hands-on management group committed to investing in optimizing the guest experience,” remarked Dan Paola, VP of Operations at Raines. “It’s common sense for hotels to provide snacks that can help guests snack better, and sleep better, at night.”

As part of the relationship, certain Raines hotel grab-and-go freezer doors will be outfitted with Nightfood stickers to drive increased awareness and purchase.

“Raines is a developer, owner and leading management company and their hotels and various brands are perfect for Nightfood snacks”, said Jill Dean Rigsbee, CEO and Founder of iDEAL Hospitality Partners Group, who is the hospitality business development company for Nightfood.

“We’re thrilled to add Raines to the Nightfood family,” commented Nightfood CEO Sean Folkson. “The enthusiasm with which the Raines team is embracing sleep-friendly nighttime snacking affirms the value we’re delivering to hotels and their guests.”

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Nightfood began rolling into hotels across the United States in May 2022. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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About Raines

Raines is one of the Southeast’s premier hospitality management, development, and investment groups, offering a comprehensive approach to its impressive property portfolio and client base. Led by Managing Partners Grey Raines and David Tart, the award-winning company is known for its operational experience, success with historic properties, and expertise with the world’s leading brands such as Hilton, Marriott, Hyatt, Choice, and Wyndham. Featuring a variety of properties, including notable boutique hotels, The Foundry Hotel in Asheville, NC, and Hotel Florence in Florence, SC, Raines currently has 21 hotels and 2,011 keys throughout the Southeast. Within the Raines organization, a variety of specialty divisions offer curated and strategic programming, including Woven, a boutique hotel sector, and Array, which specializes in commercial real estate and office properties. Raines is headquartered in Florence, SC, with a secondary regional office in Charleston, SC.

Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3